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                             STOCK OPTION AGREEMENT


                 STOCK OPTION AGREEMENT, dated as of June 2, 1998 (the "Agreement"), between Tellabs, Inc., a Delaware corporation ("Parent"), and CIENA Corporation, a Delaware corporation (the "Company").

                               W I T N E S E T H:

                 WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, White Oak Merger Corp., a newly formed Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of Sub with and into the Company;

                 WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 20,200,000 authorized and unissued shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

                 WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                 1. The Option; Exercise; Adjustments. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase from time to time up to 20,200,000 authorized and unissued shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth herein (the "Optioned Shares"). Subject to the conditions set forth in Section 2(a), the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with
Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "Stock Exercise Notice") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "Closing Date"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number and type of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of
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Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of NASDAQ (as hereinafter defined), for any shares issued pursuant to the Option.

                 2. Conditions to Exercise of Option and Delivery of Optioned Shares. (a) Parent's right to exercise the Option is subject to the following conditions:

                 (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

                 (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect;

                 (iii) A Third Party Acquisition Event shall have occurred or the Company shall have entered into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Third Party Acquisition Event; and

                 (iv) This Agreement and the Option shall not have terminated pursuant to Section 19 hereof.

                 (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the following conditions:

                 (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

                 (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                 (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

                 3. Exercise Price for Optioned Shares. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and
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Parent will purchase the Optioned Shares from the Company at a price per
Optioned Share equal to $65.875 (the "Exercise Price"), payable in common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), cash or a combination of Parent Common Stock or cash, in each case at Parent's option, as specified in the Stock Exercise Notice. Any cash payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. If Parent elects to pay the Exercise Price or a portion thereof in Parent Common Stock, the Parent Common Stock shall be valued at the average of the last reported sales prices of the Parent Common Stock on The Nasdaq Stock Market ("NASDAQ") for the five trading days immediately prior to the date of the Stock Exercise Notice. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company. Notwithstanding anything to the contrary herein, the Exercise Price shall from time to time be adjusted so that in no event shall the Aggregate Spread Value, together with the Termination Fee, exceed $200,000,000 (it being understood that, if the Exercise Price has been increased from time to time as a result of this sentence, the Exercise Price shall from time to time be adjusted downward to the extent of any decrease in the price of the Company Common Stock). "Spread Value" with respect to an Optioned Share means the excess, if any, of (i) the average of the last reported sales prices on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise (in the case of an Optioned Share previously exercised) or the date of determination (in the case of an Optioned Share as to which the Option has not yet been exercised) over (ii) the Exercise Price. The Aggregate Spread Value shall be the sum of the Spread Values of all Optioned Shares.

                 4. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except as otherwise required by the HSR Act, except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Third Restated Certificate of Incorporation, as amended, or Amended and Restated By-Laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other
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restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware, as amended, will not apply with respect to or as a result of the transactions contemplated hereby.

                 5. Representations and Warranties of Parent. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

                 6. The Closing. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2(b) are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

                 7. Filings Related to Optioned Shares. The Company will make such filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. as are required by the Exchange Act in connection with the execution and delivery of this Agreement and the exercise of the Option, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

                 8. Registration Rights. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option, subject to any existing priority registration rights granted to existing holders of Company Common Stock; provided, however, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the
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number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

                 (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; provided, however, that the Company shall not be required to have declared effective more than three registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration shall be borne by the Company; provided, however, that if Parent is eligible to sell the Optioned Shares under Rule 144(k) of the Securities Act, Parent shall pay the costs of such registration. The Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

                 9. Optional Put. Prior to the termination of the Option in accordance with Section 19, if any event set forth in Section 2(a)(iii) has occurred and the other conditions set forth in Section 2(a) are met, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "Put Right") at a cash purchase price (the "Put Price") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, the term "Spread" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the last reported sales prices on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price. Notwithstanding anything herein to the contrary, in no event shall the aggregate Put Price, together with the Aggregate Spread Value of any Optioned Shares previously exercised and the amount of the Termination Fee then payable or previously paid, exceed $200,000,000.

                 10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.
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                 11.      Specific Performance.  The parties hereto agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

         (a)     if to Parent, to

                          Tellabs, Inc.
                          4951 Indiana Avenue
                          Lisle, Illinois  60532
                          Attention:  General Counsel
                          Facsimile No.:  (630) 512-7293

                 with a copy to:

                                        Sidley & Austin
                          One First National Plaza
                          Chicago, Illinois  60603
                          Attention:  Thomas A. Cole, Esq.
                                      Imad I. Qasim, Esq.
                          Facsimile No.:  (312) 853-7036

         (b)     if to the Company, to

                          CIENA Corporation
                          1201 Winterson Road
                          Linthicum, Maryland  21090
                          Attention:  General Counsel
                          Facsimile No.:  (410) 865-8900
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                 with a copy to:

                          Hogan & Hartson L.L.P.
                          111 S. Calvert Street
                          Baltimore, MD  21202
                          Attention:  Michael J. Silver, Esq.
                          Facsimile No.:  (410) 539-6981

                 13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                 14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

                 15. Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries, but no such assignment shall relieve Parent of its obligations hereunder.

                 16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

                 17. Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

                 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

                 19. Termination. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that
(w) in the case of a termination of the Merger Agreement by Parent or the Company pursuant to Section

7.1(e) thereof (if a Takeover Proposal existed between the date hereof and the date of the Company Stockholder Meeting), this Agreement and the Option shall terminate on the first anniversary of such termination of the Merger Agreement,
(x) in the case of a termination by Parent or the Company pursuant to Section 7.1(g) of the Merger Agreement, this Agreement and the Option shall terminate on the earlier of the first anniversary of such termination of the Merger Agreement or the date of consummation of the Superior Proposal contemplated thereby, (y) in the case of a termination by Parent pursuant to Section 7.1(h)(i) of the Merger Agreement in connection with which no Termination Fee is payable pursuant to Section 5.7(d) thereof, this Agreement and the Option shall terminate upon such termination of the Merger Agreement and (z) in the case of a termination by Parent pursuant to Sections 7.1(h)(i) (except as provided in clause (y) above), (ii), (iii) or (iv) of the Merger Agreement, this Agreement and the Option shall terminate on the first anniversary of such termination.

                 20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                 IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.


                              TELLABS, INC.


                              By:   /s/ Michael J. Birck
                                   ----------------------------
                                     Name:  Michael J. Birck
                                     Title:  President and
                                             Chief Executive Officer


                              CIENA CORPORATION



                              By:   /s/ Patrick H. Nettles
                                   ----------------------------
                                     Name:  Patrick H. Nettles
                                     Title:  President and
                                             Chief Executive Officer